Exhibit 99.1
1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:

Jeff Dodge

Investor Relations
Equifax Inc.

(404) 885-8804

jeff.dodge@equifax.com

Equifax Announces Results of Elections for Merger Consideration

ATLANTA, May 18, 2007 –  As previously announced, Equifax Inc. (NYSE: EFX) completed its acquisition of TALX Corporation on May 15, 2007.  Equifax today announced the final results of elections made by TALX shareholders regarding their preferences as to the form of merger consideration they will receive in the acquisition.  Under the merger agreement, shareholders were entitled to elect to receive, for each of their shares of TALX common stock, either cash consideration of $35.50 per share or stock consideration of 0.861 of a share of Equifax common stock, subject to proration so that the total consideration issued for TALX stock consists of 75 percent Equifax stock and 25 percent cash.  The election deadline expired at 5:00 p.m., E.T., on May 14, 2007.

Based on the calculations of the exchange agent for the transaction, Computershare Shareholders Services, Inc., of the 31,948,179 shares of TALX stock outstanding as of the effective time of the merger:

•                  14,159,439 of the shares, or 44.32 percent, elected to receive Equifax stock;

•                  13,165,194 of the shares, or 41.21 percent, elected to receive cash; and

•                  4,623,546 of the shares, or 14.47 percent, did not make a valid and timely election.

According to these calculations, the merger consideration to be paid to TALX shareholders will be allocated as follows:

Stock Elections:  TALX shareholders who made a stock election for all or a portion of their shares of TALX common stock will receive 0.861 of a share of Equifax common stock for each of their stock election shares.

Cash Elections:  Because the cash merger consideration was oversubscribed, TALX shareholders who made a cash election for all or a portion of their shares of TALX common stock will receive the cash consideration of $35.50 per share for approximately 60.67 percent of their cash election shares and will receive 0.861 of a share of Equifax common stock per share for approximately 39.33 percent of their cash election shares.

Non-Elections:  TALX shareholders who did not make a valid election will receive 0.861 of a share of Equifax common stock for each of their shares of TALX common stock.

No fractional shares of Equifax common stock will be issued.  In lieu thereof, TALX shareholders will receive cash.

Questions regarding individual allocation results should be directed to Computershare Shareholder Services, Inc. at 1-800-245-7630.

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About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 6,900 people in 14 countries through North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

Forward-Looking Statements

This document may contain forward-looking statements.  Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of Equifax or TALX and the information contained in this release.  These factors include the ability to integrate successfully TALX within Equifax or to realize synergies from such integration; costs related to the acquisition of TALX; the economic environment of the industries in which Equifax and TALX operate; and other risk factors discussed in Equifax’s and TALX’s respective public reports filed with the SEC.  Equifax and TALX assume no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.